EXHIBIT 99.1

Gladstone Investment Announces Monthly Cash Distributions and Third Fiscal Quarter Earnings Release and Conference Call Dates

MCLEAN, Va., Jan. 09, 2018 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) announced today that its board of directors declared the following monthly cash distributions to preferred and common stockholders and also announced its plan to report earnings for the third fiscal quarter ended December 31, 2017.

Common Stock: $0.065 per share of common stock for each of January, February and March 2018, payable per the table below. The Company has paid 150 consecutive monthly cash distributions on its common stock.

Record Date	Payment Date	Cash Distribution
January 22	January 31	$ 0.065
February 16	February 28	$ 0.065
March 20	March 30	$ 0.065
Total for the Quarter:		$ 0.195

Series B Term Preferred Stock: $0.140625 per share of the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”) for each of January, February and March 2018, payable per the table below. The Series B Term Preferred Stock trades on the NASDAQ under the symbol “GAINO.”

Record Date	Payment Date	Cash Distribution
January 22	January 31	$0.140625
February 16	February 28	$0.140625
March 20	March 30	$0.140625
Total for the Quarter:		$ 0.421875

Series C Term Preferred Stock: $0.135417 per share of the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”) for each of January, February and March 2018, payable per the table below. The Series C Term Preferred Stock trades on the NASDAQ under the symbol “GAINN.”

Record Date	Payment Date	Cash Distribution
January 22	January 31	$0.135417
February 16	February 28	$0.135417
March 20	March 30	$0.135417
Total for the Quarter:		$0.406251

Series D Term Preferred Stock: $0.13020833 per share of the Company’s 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”) for each of January, February and March 2018, payable per the table below. The Series D Term Preferred Stock trades on the NASDAQ under the symbol “GAINM.”

Record Date	Payment Date	Cash Distribution
January 22	January 31	$ 0.13020833
February 16	February 28	$ 0.13020833
March 20	March 30	$ 0.13020833
Total for the Quarter:		$ 0.39062499

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstoneinvestment.com.

Earnings Announcement:

The Company also announced today that it plans to report earnings after the stock market closes on Tuesday, February 6, 2018, for the third quarter ended December 31, 2017. The Company will hold a conference call on Wednesday, February 7, 2018 at 8:30 a.m. EST to discuss its earnings results. Please call (855) 376-7516 to enter the conference call.  An operator will monitor the call and set a queue for questions.

A conference call replay will be available beginning one hour after the call and will be accessible through March 7, 2018. To hear the replay, please dial (855) 859-2056 and use playback conference number 54422389.

The live audio broadcast of the Company’s conference call will be available online at www.gladstoneinvestment.com. The event will also be archived and available for replay on the Company’s website through April 7, 2018.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

For further information: Gladstone Investment Corporation, +1-703-287-5893